Exhibit 10.1

January 26, 2009

Shane O’Leary
4007 5th Street SW
Calgary, AB T2S 2C9
Canada

Dear Shane:

I am extremely pleased to offer you the position of Chief Operating Officer with Gran Tierra Energy Inc.

This offer is conditional upon passing required background and reference checks.  Your compensation will consist of an initial salary of C$280,000 per year, an initial stock option grant of 500,000 options, five weeks paid vacation, eligibility for an annual bonus payment and other compensation as determined by the Board from time to time. This compensation has been approved by the members of the Compensation Committee of the Board of Directors, but is still subject to further approval of the full Board of Directors of Gran Tierra Energy.

Attached is a copy of an Executive Employment Agreement for your review and, if you agree, your signature.

Gran Tierra Energy has been extraordinarily successful in the first four years of its history as a result of the dedication of a committed team of people.  Our intent is to continue this track record of success and growth into the future; we look forward to your acceptance of this employment and share in the leadership of this outstanding growth story.

Sincerely,

/s/ Dana Coffield

Dana Coffield
President and CEO